EXHIBIT 23.1
INDEPENDENT AUDITORS’ CONSENT

Michael F. Cronin, CPA
687 Lee Road, Ste 210
Rochester, NY 14606
407-448-2407
email mikeccpa@aol.com

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Axion Power International, Inc.
(formerly Tamboril Cigar Company) October 6, 2004

       I consent to inclusion in the Form S-1 Registration Statement of Axion Power International, Inc. (formerly Tamboril Cigar Company) of my report dated March 10, 2004 relating to the consolidated balance sheet of Tamboril Cigar Company and its subsidiary as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2003, which report appears in the Annual Report on Form 10-KSB of Tamboril Cigar Company and to the reference to my firm under the heading "Experts" in the prospectus.

October 6, 2004

/s/ Michael F. Cronin

Michael F. Cronin
Certified Public Accountant

Ex. 23.1